                                                                    EXHIBIT 99.1

JUST FOR FEET, INC. ANNOUNCES AGREEMENT WITH NOTEHOLDERS'
COMMITTEE AND OTHER MATTERS

BIRMINGHAM, ALABAMA, NOVEMBER 2, 1999, JUST FOR FEET, INC. (NASDAQ: FEET) announced today that it has reached an agreement (the "Agreement") with an Ad Hoc Committee representing the holders of a substantial majority of the principal amount (the "Noteholders") of its $200 million 11% Senior Subordinated Notes due 2009 (the "Notes"), with respect to a consensual restructuring of the Company's debt and equity. In accordance with the terms of the Agreement, the Company and its subsidiaries will file a petition for relief under Chapter 11 of the Bankruptcy Code (the "Chapter 11 Case") in order to effect a pre-negotiated plan of reorganization that implements the consensual restructuring.

Under the Agreement, the Noteholders have agreed to support the payment of trade claims in the ordinary course of Just for Feet's business for those trade creditors that continue to support the Company and as such those trade creditors will not be impaired or negatively impacted by the contemplated restructuring.

Upon the effectiveness of a proposed reorganization plan, the holders of the Notes and certain unsecured creditors will receive 100% of the reorganized Company's common stock ("New Common Stock") issued and outstanding on that date subject to dilution for warrants and options to be issued under the reorganization plan. As an incentive, the Company's management team will receive a limited number of options to purchase New Common Stock of the reorganized Company. The Company's currently outstanding common stock will be extinguished and, subject to numerous conditions, including, approval by the Bankruptcy Court in the Chapter 11 Case, current stockholders will receive a pro rata distribution of warrants to purchase up to 10% of New Common Stock. The warrants will be priced at a substantial premium to the fair market value of the New Common Stock and will only provide value to current stockholders if the New Common Stock appreciates to an amount sufficient to fully satisfy allowed unsecured claims including the Notes.

In addition, the Company announced that it did not make the interest payment due November 1, 1999 under the Notes. The Agreement provides that the Noteholders will refrain from taking certain actions to enforce the Notes or the obligations of Just For Feet under the indenture due to Just For Feet's failure to make the November 1, 1999 interest payment. The Agreement will be filed by the Company as an exhibit to a Form 8-K.

"The conversion of $200 million of Notes to equity under the contemplated restructuring substantially improves the Company's financial condition as it will reduce the Company's overall indebtedness by approximately 50% and will allow the Company to aggressively pursue its operational turnaround", commented Helen M. Rockey, Chief Executive Officer of Just For Feet. "I am pleased that a cornerstone of the Agreement with the Ad Hoc Committee provides that our trade vendors, who are our partners, will continue to be paid in the ordinary course of business."

The Agreement and the proposed reorganization plan are subject to numerous conditions, including that the plan be confirmed by the Bankruptcy Court. There is no assurance that the plan will be successfully implemented, or that there will not be modifications to the terms of the Agreement.

JUST FOR FEET, INC. currently operates both large format superstores and smaller specialty stores that specialize in brand-name athletic and outdoor footwear and apparel. The Just For Feet superstores feature a full line of sports related apparel, a high level of customer service and a distinctive combination of entertainment elements creating an exciting shopping experience. The Company currently operates 151 Just For Feet superstores in 26 states and Puerto Rico and 173 Company and 39 franchised specialty stores in 23 states and Puerto Rico.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.



                    PLEASE VISIT OUR WEBSITE AT www.feet.com


                  For additional information, please contact:
             Helen M. Rockey, President and Chief Executive Officer


                                  205-408-3000